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                                   Exhibit 8.1
                  Form of Tax Opinion of McNair Law Firm, P.A.

                       [MCNAIR LAW FIRM, P.A. LETTERHEAD]

                                 ________, 1998

Resource Processing Group, Inc.
101 Executive Center Drive
Columbia, South Carolina 29210

         Re: Federal Income Tax Consequences of Merger of CFC Merger Sub, Inc., a Wholly Owned Subsidiary of Carolina First Corporation, with and into Resource Processing Group, Inc.
                  --------------------------------------------------------------

Gentlemen:

         We have acted as tax counsel to Resource Processing Group, Inc. ("RPGI") in connection with the merger (the "Merger") of CFC Merger Sub, Inc. ("Interim"), a wholly owned subsidiary of Carolina First Corporation ("CFC"), with and into RPGI, pursuant to the Agreement and Plan of Merger, dated as of March 9, 1998, by and among RPGI, Interim and CFC (the "Agreement"). You have requested our opinion, in our capacity as tax counsel to RPGI, regarding certain of the federal income tax consequences of the Merger.

         All capitalized terms used herein without definition have the respective meanings specified in the Agreement.

                              INFORMATION RELIED ON

         In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Agreement and the Proxy
Statement/Prospectus dated [       ], 1998, related to the transactions
contemplated by the Agreement (the "Proxy Statement/Prospectus"). In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of RPGI and CFC.

         Based upon the aforementioned information and representations, we have assumed that the following statements are true on the date hereof and will be true at the time of the Merger:

         (1) The Merger will be consummated in compliance with the terms of the Agreement as described in the Proxy Statement/Prospectus.

         (2) The fair market value of the CFC common stock received by each RPGI shareholder will be approximately equal to the fair market value of the RPGI common stock surrendered in the Merger.

         (3) Immediately following the Merger, RPGI will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger and at least 90 percent of the fair market value of Interim's net assets and at least 70 percent of the fair market value of Interim's gross assets held immediately prior to the Merger. For purposes hereof, amounts paid by RPGI or Interim to dissenters, amounts paid by RPGI or Interim to RPGI shareholders who receive cash or other property, amounts used by RPGI or Interim to pay reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by RPGI or Interim will be included as assets of RPGI or Interim, respectively, held immediately prior to the Merger.


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         (4) Prior to the Merger, CFC will directly own all of the outstanding shares of stock of Interim.

         (5) RPGI has no plan or intention to issue additional shares of its stock that would result in CFC acquiring or owning after the Merger less than 80 percent of the total combined voting power of all classes of RPGI stock entitled to vote and at least 80 percent of the total number of outstanding shares of all other classes of RPGI stock.

         (6) CFC has no plan or intention to cause RPGI to issue additional shares of RPGI stock that would result in CFC (or a wholly owned subsidiary of CFC) owning after the Merger less than 80 percent of the total combined voting power of all classes of RPGI stock entitled to vote and at least 80 percent of the total number of outstanding shares of all other classes of RPGI stock.

         (7) CFC has no plan or intention to reacquire any of the shares of CFC common stock issued in the Merger other than any shares of CFC common stock acquired pursuant to any dividend reinvestment plan, stock repurchase program or employee benefit plan.

         (8) CFC has no plan or intention to liquidate RPGI; to merge RPGI with or into another corporation (other than the merger of Interim into RPGI); to sell or otherwise dispose of any shares of RPGI common stock, except for transfers of stock to corporations controlled by CFC; or to cause RPGI to sell or otherwise dispose of any of its assets or any of the assets acquired from Interim, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by RPGI.

         (9) Interim will have no liabilities at the time of the Merger, and will not transfer to RPGI any assets subject to liabilities in the transaction.

         (10) Following the Merger, RPGI will continue its historic business or use a significant portion of its historic business assets in a business.

         (11) RPGI, Interim and CFC will pay their respective expenses incurred in connection with the Merger.

         (12) There is no intercorporate indebtedness existing between CFC and RPGI or between Interim and RPGI that was or will be issued, acquired or settled at a discount.

         (13) In the Merger, CFC will acquire shares of RPGI common stock representing at least 80 percent of the total combined voting power of all classes of RPGI stock entitled to vote and at least 80 percent of the total number of outstanding shares of all other classes of RPGI stock, solely in exchange for voting stock of CFC. For purposes hereof, shares of RPGI common stock exchanged for cash or other property originating with CFC will be treated as outstanding RPGI common stock on the date of the Merger.

         (14) At the time of the Merger, RPGI will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in RPGI that, if exercised or converted, would affect CFC's acquisition or retention of RPGI common stock representing at least 80 percent of the total combined voting power of all classes of RPGI stock entitled to vote and at least 80 percent of the total number of outstanding shares of all other classes of RPGI stock.

         (15) Neither CFC nor any subsidiary of CFC owns, directly or indirectly, nor has any such corporation owned during the past five years, directly or indirectly, any capital stock of RPGI.

         (16) Neither RPGI, CFC nor Interim is a regulated investment company, a real estate investment trust or a corporation 50 percent or more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are stock or securities and 80 percent or more of the value of whose

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total assets are assets held for investment. For purposes of the 50 percent and
80 percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded, and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets. A corporation shall be considered a subsidiary for purposes of this paragraph if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.

         (17) On the date of the Merger, the fair market value of the assets of RPGI will exceed the sum of its liabilities plus the amount of liabilities, if any, to which the assets are subject.

         (18) RPGI is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

         (19) None of the compensation received by any shareholder-employees of RPGI in contemplation of or as a result of the Merger will be separate consideration for, or allocable to, any of their shares of RPGI common stock; none of the shares of CFC common stock received by any shareholder-employees of RPGI in exchange for RPGI common stock in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of RPGI pursuant to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         (20) The payment of cash in lieu of fractional shares of CFC common stock is solely for the purpose of avoiding the expense and inconvenience to CFC of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the RPGI shareholders instead of issuing fractional shares of CFC common stock will not exceed one percent of the total consideration that will be issued in the Merger to the RPGI shareholders in exchange for their shares of RPGI common stock. The fractional share interests of each RPGI shareholder will be aggregated, and no RPGI shareholder will receive cash in an amount equal to or greater than the value of one full share of CFC common stock.

                                     OPINION

Based on the foregoing, it is our opinion that:

         (1) the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code;

         (2) no gain or loss will be recognized by the shareholders of RPGI upon the exchange in the Merger of their shares of RPGI common stock for CFC common stock, except that if shares of CFC common stock are issued as Additional Compensation, a portion of such shares shall cause the recipients to recognize interest income as described in clause (3) below;

         (3) if shares of CFC common stock are issued as Additional Compensation, shareholders of RPGI that receive such shares will be required to recognize interest income in the year of receipt of such shares in an amount equal to the excess of the fair market value of such CFC common stock on the date of the issuance of such shares over the present value of the fair market value of such CFC common stock determined by discounting such amount using the "applicable federal rate" of interest, compounded annually, from the Effective Time of the Merger to the date of issuance of such shares of CFC common stock issued as Additional Consideration;

         (4) except to the extent that shares of CFC common stock issued as Additional Consideration are deemed to be interest income, the tax basis of the shares of CFC common stock received in the Merger by a shareholder of RPGI will be the same as the tax basis of the RPGI common stock exchanged for such CFC

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common stock, provided that such shareholder disposes of his CFC common stock received pursuant to the Merger only after the lapse of the right of such shareholder to receive any Additional Consideration;

         (5) to the extent that shares of CFC common stock issued as Additional Consideration cause the recognition of interest income, the tax basis of such shares of CFC common stock will equal the amount recognized as interest income;

         (6) except to the extent that shares of CFC common stock issued as Additional Consideration cause the recognition of interest income, the holding period of the CFC common stock received in the Merger by a shareholder of RPGI will include the holding period of such shareholder in the RPGI common stock exchanged for such CFC common stock, provided that the RPGI common stock is held as a capital asset at the Effective Time;

         (7) to the extent that the shares of CFC common stock issued as Additional Consideration cause the recognition of interest income, the holding period of such shares of CFC common stock will commence on the date such shares of CFC common stock are received;

         (8) a shareholder of RPGI who receives cash in the Merger in lieu of a fractional share of CFC common stock will be treated as having received such fractional share in the Merger and then as having exchanged such fractional share for cash in a redemption subject to Section 302 of the Code; and

         (9) if a shareholder of RPGI dissents to the Merger and receives solely cash in exchange for such shareholder's RPGI common stock, such cash will be treated as having been received in redemption of the RPGI common stock (or possibly CFC common stock deemed to have been received in the Merger), subject to the provisions and limitations of Section 302 of the Code.

         No opinion is expressed as to the determination of a shareholder's basis in his CFC shares of common stock received in the Merger if such shareholder disposes of such shares prior to the lapse of any right of such shareholder to receive any Additional Consideration. If an RPGI shareholder who receives shares of CFC common stock in the Merger sells or otherwise disposes of any of such shares prior to the lapse of any right of such shareholder to receive any Additional Consideration, then such shareholder's basis in the shares of CFC common stock received in the Merger will vary depending upon the number of shares of CFC common stock disposed of and the number of shares, if any, of CFC common stock such shareholder were to receive as Additional Consideration.

         The opinion expressed herein is based upon statutory, regulatory and judicial authority in existence on the date of this opinion, and this opinion does not address changes in the federal income tax laws adopted after the date of this opinion, which changes could be effective prior to the date hereof. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein that we have assumed to be true on the date hereof and at the time of the Merger. Our opinion cannot be relied upon if any of the material facts contained in such documents or in any such additional information are, or later become, inaccurate or if any of the material statements set out herein are, or later become, inaccurate. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address herein, nor have we addressed herein, any other tax consequences of the Merger.


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         We notify you that a member of this Firm is a director of RPGI and members of the Firm are shareholders of RPGI.

                                            Very truly yours,

                                            McNAIR LAW FIRM, P.A.


                                            By: ________________________


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